Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 033-32476) of our reports dated June 19, 2013 on the financial statements and financial highlights of Money Market Portfolio, Government & Agency Securities Portfolio and Tax-Exempt Portfolio (three of the Funds comprising Cash Account Trust) included in each Fund’s Annual Report for the fiscal year ended April 30, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2013